Exhibit 10.22

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE dated June 24, 2015 (this “First Amendment”) is entered into by and between M WEST PROPCO – WEST WARREN, LLC, a Delaware limited liability company (“Landlord”), and ENOVIX CORPORATION, a Delaware corporation (“Tenant”), with reference to the following:

RECITALS:

A.          MWEST PROPCO XX, LLC, a Delaware limited liability company, predecessor- in-interest to Landlord, and Tenant entered into that certain Office Lease dated December 4, 2013 (the “Lease”), pursuant to which Tenant leases from Landlord certain premises consisting of approximately 37,738 rentable square feet (the “Existing Premises”) of that certain building (the “Building”) with a street address of 3501 W. Warren Avenue.

B.           Tenant desires to (i) expand the Existing Premises to include approximately 14,904 rentable square feet (the “Expansion Premises”) within the Building, with a street address of 3481 W. Warren Avenue, as set forth on Exhibit A attached hereto and made a part hereof, (ii) extend the Lease Term, and (iii) make certain other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease on such terms and conditions as are hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.            Terms. All undefined terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2.            Expansion Premises. Effective as of the “Expansion Premises Commencement Date,” as that term is defined in Section 3 below, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Premises Commencement Date, the “Premises,” as that term is defined in the Lease, shall consist of the Existing Premises and the Expansion Premises and shall consist of a total of 52,642 rentable square feet of space. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Expansion Premises shall be as set forth herein and shall not be subject to re-measurement or modification.

3.            Term. The parties hereby agree and acknowledge that pursuant to the terms of the Lease, the Lease Term for the Existing Premises is currently scheduled to expire on December 31, 2020. Landlord and Tenant hereby agree to extend the Lease Term for a period of fifty-seven (57) months, through and including September 30, 2025 (the “New Lease Expiration Date”) on the terms and conditions set forth in the Lease, as amended hereby, unless sooner terminated as provided in the Lease, as amended hereby. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence upon January 1, 2016 (the “Expansion Premises Commencement Date”), and shall expire coterminously with Tenant’s lease of the Existing Premises on the New Lease Expiration Date (i.e., on September 30, 2025), unless sooner terminated as provided in the Lease, as amended hereby. Accordingly, all references in the Lease to the “Lease Expiration Date” shall be deemed to refer to the New Lease Expiration Date.

4.             Rent.

4.1            Existing Premises. Notwithstanding anything to the contrary set forth in the Lease, as amended hereby, prior to January 1, 2021, Tenant shall continue to pay Base Monthly Rent for the Existing Premises in accordance with Article 3 of the Lease. Commencing on January 1, 2021, and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Monthly Rent for the Existing Premises as follows:

Period During Expansion Term	Annual Base Rent	Base Monthly Rent	Approximate Monthly Base Rental Rate per Rentable Square Foot
January 1, 2021 – December 31, 2021	$524,984.22	$43,748.69	$1.16
January 1, 2022 – December 31, 2022	$540,733.75	$45,061.15	$1.19
January 1, 2023 – December 31, 2023	$556,955.76	$46,412.98	$1.23
January 1, 2024 – December 31, 2024	$573,664.43	$47,805.37	$1.27
January 1, 2024 – September 30, 2025	$590,874.36	$49,239.53	$1.30

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4.2            Expansion Premises. Commencing on the Expansion Premises Commencement Date and continuing throughout the Expansion Term, Tenant shall pay Base Monthly Rent in monthly installments for the Expansion Premises as follows:

Period During Expansion Term	Annual Base Rent	Base Monthly Rent*	Approximate Monthly Base Rental Rate per Rentable Square Foot
January 1, 2016 – December 31, 2016**	$178,848.00	$14,904.00	$1.00
January 1, 2017 – December 31, 2017	$184,213.44	$15,351.12	$1.03
January 1, 2018 – December 31, 2018	$189,739.84	$15,811.65	$1.06
January 1, 2019 – December 31, 2019	$195,432.04	$16,286.00	$1.09
January 1, 2020 – December 31, 2020	$201,295.00	$16,774.58	$1.13
January 1, 2021 – December 31, 2021	$207,333.85	$17,277.82	$1.16
January 1, 2022 – December 31, 2022	$213,553.87	$17,796.16	$1.19
January 1, 2023 – December 31, 2023	$219,960.48	$18,330.04	$1.23
January 1, 2024 – December 31, 2024	$226,559.30	$18,879.94	$1.27
January 1, 2024 – September 30, 2025	$233,356.07	$19,446.34	$1.30

*Tenant’s obligations to pay Base Rent during the first six (6) full calendar months of the Expansion Term shall be subject to the Rent Abatement, as set forth in Section 4.5, below.

**The initial installment of Base Monthly Rent was calculated by multiplying the initial Approximate Monthly Base Rental Rate per Rentable Square Foot by the number of rentable square feet of space in the Premises, and the Annual Base Rent was calculated by multiplying the corresponding installment of Base Monthly Rent by twelve (12). In all subsequent Base Rent payment periods during the Expansion Term, the calculation of Annual Base Rent (and subsequent installment of Base Monthly Rent) reflects an annual increase of three percent (3%).

4.3            First Month’s Rent. Concurrently with Tenant’s execution of this First Amendment, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month (following the Rent Abatement Period) of the Expansion Term (i.e., $14,904.00).

4.4            Common Area Charges. Effective as of the Expansion Premises Commencement Date, Tenant’s Share with respect to the Building shall be 76.6728%, based on the ratio that the total rentable square footage of the Existing Premises and the Expansion Premises (52,642 rentable square feet) bears to the total rentable square footage of the Building (68,658 rentable square feet).

4.5            Abated Base Rent. Provided that Tenant is not in default under the Lease, as amended hereby, then during the first six (6) full calendar months of the Expansion Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay Base Rent otherwise attributable to the Expansion Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge and agree that the aggregate amount of the Rent Abatement during the Rent Abatement Period equals Eighty-Nine Thousand Four Hundred Twenty-Four and 00/100 Dollars ($89,424.00). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Rent and perform the terms and conditions otherwise required under the Lease, as amended hereby. If at any time during the Expansion Term Tenant is in default under the Lease, as amended hereby, and Tenant shall fail to cure such default within any applicable notice and cure period, or if the Lease, as amended hereby, is terminated for any reason other than Landlord’s breach of the Lease, as amended hereby, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Base Rent for the Expansion Premises in full.

5.            Tenant’s Entry Into the Expansion Premises Prior to Expansion Premises Commencement Date. Landlord shall allow Tenant access to the Expansion Premises promptly following the full execution and delivery of this First Amendment, and continuing until the Expansion Premises Commencement Date (the “Early Access Period”), for the purpose of Tenant constructing the “Expansion Premises Improvements” (as that term is defined below) in the Expansion Premises, and for installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Expansion Premises; provided, however, that Tenant complies with all of the terms and conditions of the Lease, as amended hereby (including without limitation Tenant’s insurance and indemnity obligations), other than any covenant to pay Base Monthly Rent or Additional Rent with respect to the Expansion Premises, during the Early Access Period. Notwithstanding the foregoing, Tenant shall not be entitled to early access until Tenant has delivered evidence of liability and property insurance coverage covering the Expansion Premises in accordance with Section 9.1 of the Lease.

6.            Improvements in the Expansion Premises. Except as expressly set forth in this First Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “AS-IS” condition, and the construction of any improvements which are permanently affixed to the Expansion Premises (the “Expansion Premises Improvements”) shall comply with the terms of the Tenant Work Letter attached to the Lease as Exhibit B, provided, however, that: (i) in lieu of the Tenant Improvement Allowance specified in the Tenant Work Letter in connection with the Existing Premises, Tenant shall be entitled to a tenant improvement allowance (the “Expansion Premises Improvement Allowance”) equal to Two Hundred Ninety-Eight Thousand Eighty and 00/100 Dollars ($298,080.00) (i.e., Twenty and 00/100 Dollars ($20.00) per each of the 14,904 rentable square feet of the Expansion Premises) for the costs relating to the initial design and construction of the Expansion Premises Improvements; (ii) for purposes hereof, all references in the Tenant Work Letter to (A) the “Premises” shall be deemed to refer to the Expansion Premises, (B) the “Lease Commencement Date” shall be deemed to refer to the Expansion Premises Commencement Date, (C) the “Tenant Improvement Allowance” shall be deemed to refer to the Expansion Premises Improvement Allowance, and (D) the “Tenant Improvements” shall be deemed to refer to the Expansion Premises Improvements; (iii) all references to the Warren Expansion Space shall be deleted in their entirety; and (iv) Landlord shall have no obligation to contribute an amount toward the cost of, and Tenant shall not be entitled to apply any portion of the Expansion Improvement Allowance to, any Test Fit Allowance with respect to the Expansion Premises. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Projects, Buildings, Existing Premises and Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp).

7.            Tenant’s Entry Into the Expansion Premises Prior to Expansion Premises Commencement Date. Landlord shall allow Tenant access to the Expansion Premises promptly following the full execution and delivery of this First Amendment, and continuing until the Expansion Premises Commencement Date (the “Early Access Period”), for the purpose of Tenant constructing the Expansion Premises Improvements in the Expansion Premises, and for installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Expansion Premises; provided, however, that Tenant complies with all of the terms and conditions of the Lease, as amended by this First Amendment (including without limitation Tenant’s insurance and indemnity obligations), other than any covenant to pay Base Monthly Rent or Additional Rent with respect to the Expansion Premises, during the Early Access Period. Notwithstanding the foregoing, Tenant shall not be entitled to early access until Tenant has delivered evidence of liability and property insurance coverage covering the Expansion Premises in accordance with Section 9.1 of the Lease.

8.            Option to Extend. Tenant and Landlord hereby acknowledge and agree that Tenant’s right to extend the term of the Lease pursuant to the terms of Section 2.4 of the Lease shall be applicable to the entire Premises (i.e., the Existing Premises and the Expansion Premises).

9.            Expansion Option; Right of First Refusal with respect to the Fremont ROFR Space. Tenant and Landlord hereby acknowledge and agree that Tenant did not timely exercise the expansion option set forth in Section 1.5 of the Lease, and as such, Tenant’s expansion option has terminated and is of no further force or effect, and all references in the Lease to the “Warren Expansion Space” and/or to any Tenant expansion option shall be deemed to be deleted in their entirety. Tenant and Landlord further acknowledge and agree that as a result of Tenant’s failure to exercise the expansion option described in Section 1.5 of the Lease, Tenant’s one-time right of first refusal with respect to the “Fremont ROFR Space” (as that term is defined in Section 1.6 of the Lease) has also terminated and is no further force or effect, and all references in the Lease to the Fremont ROFR Space and/or to any Tenant right of first refusal shall be deemed to be deleted in their entirety.

10.           Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal One Hundred Thirty-Four Thousand Nine Hundred Fifty-Six and 54/100 Dollars ($134,956.54). Landlord and Tenant acknowledge that, in accordance with Section 3.6 of the Lease, Tenant has previously delivered the sum of Thirty-Eight Thousand Five Hundred Three and 40/100 Dollars ($38,503.40) (the “Existing Security Deposit”) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant’s execution of this First Amendment, Tenant shall deposit with Landlord (i) the “Additional Security Deposit” (as that term is defined in Section 3.6 of the Lease) (i.e., an amount equal to Seventy-Seven Thousand Six and 80/100 Dollars ($77,006.80)), plus (ii) an amount equal to Nineteen Thousand Four Hundred Forty-Six and 34/100 Dollars ($19,446.34) to be held by Landlord as part of the Security Deposit. To the extent that the total amount held by Landlord at any time as security for the Lease, as amended hereby, is less than One Hundred Thirty-Four Thousand Nine Hundred Fifty-Six and 54/100 Dollars ($134,956.54), Tenant shall pay the difference to Landlord within ten (10) days following Tenant’s receipt of notice from Landlord.

11.          Parking. As of the date of this First Amendment Section H of the Summary of Basic Lease Terms set forth in the Lease is hereby deleted in its entirety and replaced with the following:

“3.19 unreserved parking passes for every 1,000 rentable square feet of the Premises (i.e., one hundred sixty-eight (168) unreserved parking passes, based on 52,642 rentable square feet in the Premises).”

Accordingly, effective as of the date of this First Amendment, and continuing through the Expansion Term (i.e., until the New Lease Expiration Date, or such sooner termination date as provided in the Lease, as amended hereby), Tenant shall have the right to use one hundred sixty-eight (168) unreserved parking passes in the parking facility for the Project, pursuant and subject to the terms of Article 19 of the Lease.

12.          Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, except CBRE, Inc. (“Broker”) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment other than Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Broker. The terms of this Section 12 shall survive the expiration or earlier termination of this First Amendment.

13.          No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed on the day and date first above written.

“LANDLORD”:

M WEST PROPCO – WEST WARREN, LLC,
a Delaware limited liability company

By:	Divco West Real Estate Services, Inc.,
a Delaware corporation
Its:	Agent

	By:	/s/ Steve Novick
	Name:	Steve Novick
	Its:	Authorized Signatory

“TENANT”:

ENOVIX CORPORATION,
a Delaware corporation

By:	/s/ Harrold Rust
Name:	Harrold Rust
Its:	CEO

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT A